Exhibit 99.1

For Immediate Release	Contact:	Stacy Frole	419-627-2227
January 11, 2012

CEDAR FAIR ANNOUNCES THE PROMOTIONS OF BRIAN C. WITHEROW TO CHIEF FINANCIAL OFFICER AND DAVID R. HOFFMAN TO CHIEF ACCOUNTING OFFICER

SANDUSKY, OHIO, January 11, 2012 - Cedar Fair (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, is pleased to announce the promotions of Brian C. Witherow to the position of Executive Vice President and Chief Financial Officer and David R. Hoffman to the position of Senior Vice President and Chief Accounting Officer.
“After completing a six-month, national search for a new Chief Financial Officer, we concluded that we had the appropriate talent in-house,” said Matt Ouimet, Cedar Fair's President and Chief Executive Officer. “Since joining Cedar Fair in June of this past year, I have been consistently impressed with both Brian and Dave. They have a deep understanding of our business model; are absolutely committed to the integrity of our financial management systems; and, are focused on delivering value to our unitholders. Additionally, they have proven to be highly effective thought partners with our other senior leaders, pushing continued discipline in cost management as well as championing new growth initiatives.”
Witherow has been with Cedar Fair for 17 years. During this time he has served in a variety of roles including Director of Investor Relations, Treasurer and most recently as Vice President and Corporate Controller. Prior to entering the amusement park industry, Brian served in various roles with the accounting firm Arthur Andersen.
Hoffman joined Cedar Fair in 2006 as the Vice President of Corporate Tax. In 2010, Dave took on the additional responsibility of Vice President of Finance, leading the Company's Tax and Treasury functions. Prior to joining Cedar Fair, he served as a senior tax consultant with Ernst & Young.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

CEDAR FAIR ANNOUNCES THE PROMOTIONS OF BRIAN C. WITHEROW
TO CHIEF FINANCIAL OFFICER AND DAVID R. HOFFMAN TO CHIEF ACCOUNTING OFFICER
January 11, 2012

Brian and Dave, along with other senior executives of Cedar Fair, will be in attendance at the investor meeting that the Company will be hosting in New York, NY on Thursday, January 19, 2012 from 9:00 to 11:00 a.m. ET. The two hour session will be hosted by the Company's president and chief executive officer, Matt Ouimet, and will include a business overview and question and answer session. The session will be webcast live from the Company's web site at www.cedarfair.com.
About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair's flagship park, Cedar Point, has been consistently voted the “Best Amusement Park in the World” in a prestigious annual poll conducted by Amusement Today newspaper.
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This news release and prior releases are available online at www.cedarfair.com.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233